Exhibit 99.1

MIDLAND STATES BANCORP, INC. ANNOUNCES PLANNED RETIREMENT OF JEFFREY S. MEFFORD

Effingham, IL, November 6, 2025 – Midland States Bancorp, Inc. (Nasdaq: MSBI) (the “Company”), announced today Jeffrey S. Mefford will retire from his role as President of its wholly-owned subsidiary Midland States Bank (the “Bank”) and as Executive Vice President of the Company on June 30, 2026. Mefford has served as President of the Bank for seven years and has been employed with the Bank for 22 years.

“Jeff has played a key role in our growth over many years, particularly in strengthening our sales culture and deepening client relationships, and we are immensely grateful for his extensive contributions. We wish Jeff the very best in his retirement and appreciate his commitment to a thoughtful transition over the coming months.” said Jeffrey G. Ludwig, President and Chief Executive Officer of the Company.

As part of this succession plan, Jeremy A. Jameson will be promoted to the newly-created role of Executive Vice President - Chief Banking Officer of Midland States Bank where he will be responsible for the Regional Presidents, commercial lending and credit, reporting to Jeff Ludwig. Jameson currently serves as the Executive Vice President - Chief Credit Officer of the Bank.

“Jeremy brings deep credit expertise, strong leadership, and a commitment to the communities we serve. I congratulate Jeremy on his planned promotion and look forward to working with him in his new role. We are coordinating closely to ensure a smooth transition with Jeff in the coming months,” Ludwig concluded.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2025, the Company had total assets of approximately $6.91 billion, and its Wealth Management Group had assets under administration of approximately $4.36 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit midlandsb.com or follow Midland States Bank on LinkedIn.

###

CONTACTS:

Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321